Free Writing Prospectus

Dated January 17, 2018

Filed Pursuant to Rule 433(d)

Registration No. 333-207329

Registration No. 333-207329-09

$1.35bln CarMax Auto Owner Trust 2018-1 (“CARMX”) 2018-1 (Prime Auto)

Joint-Leads: RBC (str), Barclays, MUFG

Co-Managers: BAML, Mizuho, Scotiabank, Wells Fargo

CLS	AMT($MM)	WAL	S/F	E.FIN	L.FIN	BNCH	SPRD	YLD%	CPN%	PRICE
A-1	278.000	0.31	A-1+/F1+	09/18	02/19	YLD%		1.700	1.70	100.00000
A-2A	392.000	1.23	AAA/AAA	12/19	05/21	EDSF	+15	2.246	2.23	99.99330
A-2B	75.000	1.23	AAA/AAA	12/19	05/21	1mL	+15			100.00000
A-3	394.000	2.66	AAA/AAA	08/21	11/22	iSwp	+19	2.496	2.48	99.99203
A-4	112.630	3.81	AAA/AAA	01/22	06/23	iSwp	+27	2.659	2.64	99.98418
B	37.990	3.98	AA/AA	01/22	09/23	iSwp	+45	2.849	2.83	99.99166
C	34.600	3.98	A/A	01/22	11/23	iSwp	+57	2.969	2.95	99.99706
D	25.780	3.98	BBB/BBB	01/22	07/24	iSwp	+100	3.399	3.37	99.98085

Expected Pricing : PRICED	Registration : SEC Registered
Expected Settle : 01/24/18	ERISA Eligible : Yes
First Payment : 02/15/18	Pxg Speed : 1.30% ABS to 10% Call
Expected Ratings : S&P / Fitch	Min Denoms : $5k x $1k
Bill & Deliver : RBC

Available Information:

* Preliminary Prospectus, Ratings FWP and Intex CDI (attached)

* Intexnet : RBCCARX1801     Passcode: AKKJ

* Roadshow : www.dealroadshow.com Passcode: CARMX181

CUSIPS

A1   14314A AA7

A2A   14314A AB5

A2B   14314A AH2

A3   14314A AC3

A4   14314A AD1

B   14314A AE9

C   14314A AF6

D   14314A AG4

The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing trust, and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-866-375-6829.

The information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.